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COM/PGC/HMD/gab
                                                       SEP 5 1997
Decision 97-09-057 September 3, 1997                  EXHIBIT 99.2

 BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

In the Matter of the Application of the San
Diego Gas and Electric Company (U 902-E)
For: (1) Authority to Reduce Rates Effective
January 1, 1998, (2) Authority to Sell or
Assign Transition Property to One or More
Financing Entities; (3) Authority to Service         Application 97-05-022
Rate Reduction Bonds on Behalf of                     (Filed May 6, 1997)
Financing Entities; (4) Authority to Establish
Charges Sufficient to Recover Fixed
Transition Amounts; and (5) Such Further
Authority Necessary for SDG&E to Carry out
the Transactions Described in this
Application.
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    FINANCING ORDER
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A.97-05-022 COM/PGC/HMD/gab **

                               TABLE OF CONTENTS

Section                                                                                      Page

Financing Report
Summary of Financing Order....................................................................  1
Statutory Overview............................................................................  1
Rate Reduction Bond Transaction...............................................................  3
    Proposed Structure of the Transaction.....................................................  3
    Timing of Transaction and Amount of Financed Transition Costs.............................  4
    Amount of Financed Transition Costs.......................................................  4
    Issuance Costs............................................................................  6
    Ongoing Transaction Costs.................................................................  7
    FTA Charges...............................................................................  7
    FTA Charge True-Up Mechanism..............................................................  9
      Routine FTA Charge True-Up Mechanism.................................................... 10
      Nonroutine FTA Charge True-Up Mechanism................................................. 11
      Determination of Need for FTA Charge Adjustment on Anniversary of Financing
      Order................................................................................... 11
    Transition Property....................................................................... 12
    Sale of Transition Property to the SPE.................................................... 13
    Issuance and Transfer of SPE Debt Securities, and Issuance of RRBs........................ 13
Rate Reduction Authorization.................................................................. 14
    Eligibility............................................................................... 14
    Prevention of FTA Charge Bypass........................................................... 14
Ratepayer Benefits............................................................................ 15
Related Issues................................................................................ 16
    Tax considerations........................................................................ 16
    Financial Accounting...................................................................... 17
    Credit Rating Agency Considerations....................................................... 17
      True-Sale Opinion....................................................................... 17
    Allocation of Collection Shortfalls....................................................... 18
    Credit Enhancement........................................................................ 18
    Sequestration............................................................................. 19
    Servicing................................................................................. 19
    Ratemaking................................................................................ 20
      Transition Cost Balancing Account....................................................... 20
      Rate Reduction Bond Memorandum Account.................................................. 21
Findings of Fact.............................................................................. 24
Conclusions of Law............................................................................ 25
ORDER......................................................................................... 30

Appendix A Pro forma Issuance Advice Letter,
           FTA Charge True-Up Mechanism Advice Letters

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A.97-05-022 COM/PGC/HMD/gab

     SUMMARY OF FINANCING ORDER

     Under Assembly Bill 1890 (AB 1890), electric corporations can request to finance a portion of their transition costs through the issuance of securities known as rate reduction bonds (RRBs). The revenue requirement reduction produced by the RRBs will provide residential and small commercial electric customers with a 10% rate reduction through the rate-freeze period established by Public Utilities (PU) Code Section 368(a).

     The Commission finds that the issuance of RRBs, coupled with a 10% rate reduction for residential and small commercial customers (a small commercial customer is defined by PU Code Section 331(h) as one whose maximum peak demand is less than 20 kilowatts) beginning on January 1, 1998, and continuing through the rate-freeze period, will lower rates residential and small commercial customers would have paid if this financing order were not adopted. Therefore, subject to confirmation in an issuance advice letter that the structure and pricing terms for the RRBs result in net present value benefits, the Commission authorizes San Diego Gas & Electric Company's (SDG&E's) participation in the transaction described in its application. Upon issuance of RRBs, the Commission requires SDG&E to provide a 10% rate reduction (from June 10, 1996 rates as adjusted by SDG&E on February 1, 1997) to residential and small commercial customers on January 1, 1998, to remain in effect for the remainder of the rate-freeze period. In the event that SDG&E concludes that RRBs, cannot be issued in time to commence the rate reduction for January 1, 1998, we expect SDG&E to so advise the Commission, and submit a revised application for approval of a cost recovery plan that accomplishes the 10% rate reduction by January 1, 1998. This financing order will become effective only after SDG&E files with the Commission its written consent to all terms and conditions of this financing order.

     STATUTORY OVERVIEW

     On September 23, 1996, Governor Wilson signed into law a comprehensive electric industry restructuring bill, AB 1890. Among other things, AB 1890 added
Article 5.5 to the PU Code (PU Code (S)(S) 840-847) to authorize electrical corporations to recover certain transition costs (Financed Transition Costs) through the issuance of a new type

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A.97-05-022 COM/PGC/HMD/gab

of asset-backed security (ABS), known as RRBs./1/ SDG&E was required to apply to the Commission for a financing order no later than June 1, 1997. (PU Code (S) 841(a).)

     If the Commission approves an application for a financing order, AB 1890 requires residential and small commercial customers to repay the principal, interest and related costs of the RRBs through separate, nonbypassable charges called fixed transition amounts (FTA) charges. FTA charges are generally defined in AB 1890 as the nonbypassable rates authorized by the Commission in a financing order to recover the costs of providing, recovering, financing or refinancing transition costs, including the costs of issuing, servicing and retiring RRBs. Residential and small commercial customers will pay the FTA charges as a usage-based, cents-per-kilowatt-hour component of their monthly bills.

     AB 1890 designates the right to be paid the nonbypassable FTA charge revenues that will be collected from residential and small commercial customers as an irrevocable property right. This property right is defined in AB 1890 as transition property. Upon the issuance of RRBs, the right to recover FTA charges is irrevocable, and cannot be rescinded by either the Commission or the State of California.

     AB 1890 also requires the establishment of a true-up mechanism to periodically adjust the FTA charges to ensure that they remain sufficient to recover, in a timely manner, the scheduled RRB principal, including an overcollateralization amount, interest and ongoing costs (hereinafter, FTA charge True-Up Mechanism).

     AB 1890 provides for the RRBs to be issued by the California Infrastructure and Economic Development Bank (Infrastructure Bank), one or more special-purpose trusts (SPT) that are authorized by and subject to the oversight of the Infrastructure Bank, or another financing entity (Issuer) approved by the Infrastructure Bank. SDG&E has

------------------
/1/ AB 1890 generally defines transition costs as the costs and categories of costs for generation-related assets and obligations, consisting of generation facilities, generation-related regulatory assets, nuclear settlements, and power purchase agreements that may become uneconomic as a result of a competitive generation market. Transition costs also include the cost of refinancing

                                                 Footnote continued on next page

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A.97-05-022 COM/PGC/HMD/gab *

submitted applications to the Infrastructure Bank for approval of the Issuer, and for approval of the terms and conditions of the RRB transaction.

     RATE REDUCTION BOND TRANSACTION

          PROPOSED STRUCTURE OF THE TRANSACTION

     SDG&E has provided a general description of the transaction structure in its application and prepared testimony. This proposed structure is subject to modification, depending upon marketing of the RRBs and negotiations with the nationally recognized credit rating agencies, which will be asked to rate the RRBs. The final structure will be determined by the Infrastructure Bank and the Issuer at the time the RRBs are marketed and after input from the rating agencies and the underwriters./2/

     As described in SDG&E's application, the principal asset to be used to support the RRBs is transition property. SDG&E will form a Special Purpose Entity (SPE), a bankruptcy-remote business entity, wholly-owned by SDG&E, and will contribute equity (approximately 1/2% of the total RRB principal amount) to it. SDG&E will transfer the transition property to the SPE.

     The SPE will issue debt securities (SPE Debt Securities). The debt securities will either be RRBs, or will be pledged for and will substantially mirror the terms and conditions of the RRBs issued by another financing entity./3/ The transition property, the equity of the SPE, and the rights of the SPE will be pledged as collateral to secure the SPE Debt Securities.

     The Issuer will issue RRBs to investors in the form of notes or certificates representing beneficial ownership interests in the SPE Debt Securities. The RRBs may be

--------------------------------------------------------------------------------
or retiring of debt or equity capital of an electrical corporation, and associated federal and state tax liabilities. (PU Code (S) 840(f).)
/2/ The Commission has traditionally allowed utilities flexibility as to the structure of debt issued. While this decision does not authorize the issuance of debt of SDG&E, the Commission's decision in this application is consistent with that precedent.
/3/ The SPE Debt Securities may bear a fixed rate of interest and the RRBs may bear a floating rate of interest, with the difference covered by a swap contract.

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secured by a statutory lien on the transition property to the extent provided by the PU Code. It is anticipated that the RRBs will be issued in a few large transactions, and that each issuance may have several classes. The longest term bonds will have expected repayment terms of approximately ten years, with legal maturities up to three years beyond the expected repayment term. If the RRBs are issued by a financing entity other than the SPE, the proceeds from the issuance will be transferred from the Issuer to the SPE, which will then transfer such proceeds to SDG&E in consideration for the transfer of the transition property. If the RRBs are issued directly by the SPE, the SPE will then transfer such proceeds to SDG&E in consideration for the transfer of the transition property.

          TIMING OF TRANSACTION AND AMOUNT OF FINANCED TRANSITION COSTS

          In order to commence the rate reduction on January 1, 1998, SDG&E must also receive necessary approvals from the Infrastructure Bank. Assuming the other contingencies described in SDG&E's application have been resolved, and market conditions are such that the transaction provides a sufficient revenue requirement reduction to support a 10% rate reduction during the rate-freeze period and to result in net present value benefits, the SPE Debt Securities and RRBs will be issued in the fourth quarter of 1997. If SDG&E concludes that RRBs cannot be issued in time to commence the rate reduction on January 1, 1998, we expect SDG&E to so advise the Commission by letter to the Executive Director, indicating how SDG&E proposes to proceed (including, if appropriate, a revised application for approval of a cost recovery plan).

          AMOUNT OF FINANCED TRANSITION COSTS

          To authorize recovery of transition costs through the proposed financing, we note that the transition costs referred to in PU Code (S) 841(a) are defined in PU Code (S) 840(f). The uneconomic costs described in PU Code (S) 367 include transition costs. SDG&E's application does not include the costs of refinancing or retiring of debt or equity referred to in the last sentence of PU Code (S) 840(f). Requests, if any, for recovery of uneconomic costs pursuant to PU Code Section 367 will be made in another proceeding.

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A.97-05-022 COM/PGC/HMD/gab **.

     The estimate of total uneconomic costs pursuant to PU Code Section 367 is sufficiently large to warrant issuance of the RRBs in the requested amounts. SDG&E estimates transition costs to be as much as four times greater than the aggregate principal amount of the proposed issuance of RRBs. Most of uneconomic transition costs (including qualifying facility capacity prices and nuclear sunk costs) are neither in dispute in proceedings pursuant to PU Code Section 367, nor sensitive to market prices. Thus, the Commission concludes that transition costs in sufficient amounts currently exist. Any concern regarding the sufficiency of available transition costs is mitigated by the fact that if such estimates are in error, the rate-freeze period will end early and residential and small commercial customers will receive credit for any excess savings produced by the financing through the ratemaking mechanisms set forth in SDG&E's application and discussed in this financing order.

     SDG&E is authorized to recover a portion of its transition costs from the proceeds of SPE Debt Securities and RRBs in an aggregate principal amount of up to $800 million, as necessary to provide the 10% rate reduction to residential and small commercial customers. In determining the appropriate size of initial issuances, SDG&E shall use the bond sizing model presented in its prepared testimony in this proceeding as applied to the structure and terms of RRBs actually issued and described in one or more issuance advice letter. Issuance advice letters shall become effective five business days after filing. The form of issuance advice letter in Appendix A to this financing order shall be used.

     In addition, as is described below, higher than currently forecasted sales to residential and small commercial customers during the rate-freeze period could lead to the need to issue RRBs in addition to those reflected in the initial issuance. Such additional issuances are authorized, up to the aggregate total amount of $800 million (to the extent not included in the initial issuance of RRBs) and shall be initiated during the rate-freeze period based on SDG&E's assessment of whether the revenue requirement reduction resulting from the RRB transaction (as measured by the Rate Reduction Bond Memorandum Account) is adequate to support the 10% rate reduction over the rate-

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freeze period. These issuances, if needed, shall be implemented and reflected in
FTA charges by future issuance advice letter filings. Conversely, if the revenue requirement reduction produced by the RRB transaction exceeds the amount needed for the 10% rate reduction, residential and small commercial customers will receive the excess amounts reflected in the Rate Reduction Bond Memorandum Account, plus interest as discussed below, after the rate-freeze period ends, through an adjustment to rates.

          ISSUANCE COSTS

          In accordance with PU Code (S) 840(d), "the costs of providing, recovering, financing, or refinancing the transition costs through a plan approved by the commission in the financing order, including the costs of issuing, servicing, and retiring rate reduction bonds" are recoverable through the FTA charges. Thus, SDG&E proposes to finance such costs by the issuance of RRBs. SDG&E estimates the issuance costs associated with the transaction to be approximately $7 million, or less than one percent of the RRB issuance amount. These costs include underwriters fees and expenses, legal fees, rating agency fees, Securities and Exchange Commission (SEC) registration fees, accounting fees, trustees fees, Infrastructure Bank fees, printing fees and miscellaneous costs.(4) These costs will be recovered by SDG&E in the RRB transaction and will be paid out of the proceeds of the issuance of the RRBs, or to the extent prior payment is required, will be paid by SDG&E, as seller and servicer under the transaction documents for the RRBs, and reimbursed through the proceeds of the RRBs. We shall limit the aggregate costs of issuance to $7 million for the first $710 million aggregate principal amount of RRBs and 1% for the next $90 million aggregate principal amount of RRBs. Any costs that are approved by the Infrastructure Bank or STO shall be paid prior to costs that are not subject to approval by the Infrastructure Bank or STO.

---------------------------
(4) The Infrastructure Bank or State Treasurers' Office (STO) will approve bond counsel fees, underwriter fees, underwriter counsel fees, bond trustee fees, Infrastructure Bank fees, rating agency fees, SEC registration fees, printing fees, and other expenses related to the sale of the RRBs to which the Infrastructure Bank or STO is a party.

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          ONGOING TRANSACTION COSTS

          The primary ongoing transaction cost will be the servicing fee paid to SDG&E or a substitute servicer for servicing the RRBs. In order to support the SPE's legal status separate and apart from SDG&E, the servicing fee paid to SDG&E must be market-based. The servicing fee will be a part of the servicing agreement and will be included in the determination of the FTA charges.

          The full amount of the market-based servicing fee will be included in the FTA charges. However, as long as SDG&E is servicer, SDG&E proposes a ratemaking mechanism which will provide a credit, after the rate-freeze period, to residential and small commercial ratepayers in SDG&E's Rate Reduction Bond Memorandum Account equal in value to any amounts it receives as compensation, excepting only amounts needed to cover incremental, out-of-pocket costs and expenses incurred by SDG&E to service the RRBs. These types of expenses would include required audits related to SDG&E's role as servicer, and legal and accounting fees related to the servicing obligation. Thus, the only net ratemaking impact will be such incremental expenses. To the extent these expenses occur, and are included in the adjusted FTA charges, they may be reviewed in a subsequent SDG&E Revenue Allocation Proceeding or successor ratemaking proceeding.

          It is anticipated that there will be a small amount of additional, ongoing costs associated with the RRB transaction, such as trustees fees and other administrative costs. These costs will also be recovered through the FTA charges.

          FTA CHARGES

          To facilitate the transaction, the Commission will ensure that residential and small commercial customer rates necessary to repay the RRBs, i.e., FTA charges, are implemented when the RRBs are issued and that expeditious procedures are adopted to establish and to adjust FTA charges. Therefore, five business days in advance of issuance of the RRBs, SDG&E is authorized to file an issuance advice letter with the Commission. There may be more than one RRB issuance, and a separate issuance advice letter will be necessary for each. The issuance advice letter will describe the actual

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A.97-05-022 COM/PGC/HMD/gab **

structure of the RRB transaction it covers, as approved by the Infrastructure Bank, the total principal amount and the pricing of RRBs being issued under its terms. It will also describe the FTA charges associated with the RRB issuance to be reflected in SDG&E's tariffs, which will be calculated using the methodology and formulas proposed in SDG&E's application as adopted in this financing order based on market conditions at the time the RRBs are priced. To confirm that the actual terms of the RRBs are forecast to result in lower rates for residential and small commercial customers than without the RRBs at the time the RRBs are issued, the Commission will require SDG&E to provide a net present value calculation of such benefits, using the methodology contained in SDG&E's prepared testimony, applied to the actual structure and terms of the RRBs in the issuance advice letters. So long as the terms and structure result in positive net present value benefits, SDG&E is authorized to undertake the RRB transaction.

          The FTA charges for residential and small commercial customers, calculated using the methodology contained in SDG&E's prepared testimony, shall become effective five business days after the issuance advice letter is filed. This procedure is reasonable because the bond sizing model and the FTA charge calculations have been examined and found reasonable in this proceeding and because SDG&E will use the pro forma issuance advice letter contained in Appendix A to this financing order. The transition property relating to the FTA charges will then constitute a current property right, as required for the issuance of the RRBs, and will continuously exist thereafter for all purposes.

          SDG&E (or a substitute servicer) will remit FTA charges collected during the prior month to a trustee (the Trustee) appointed under an indenture or pooling and servicing agreement in connection with the related transition property. The Trustee will deposit these remittances to a collection account. Once each quarter, the Trustee will release money from the collection account to pay servicing compensation and the other SPE and Trustee expenses, as well as accrued interest and principal in respect of the SPE Debt Securities and the RRBs.

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          FTA charges will be set at a level intended to recover scheduled interest and principal on the RRBs, in accordance with the amortization schedule for the RRBs determined at the time of issuance, plus an overcollateralization amount as well as related financing costs and fees, including servicing fees, based on assumptions including sales forecasts, charge-offs, and lags between FTA charge billing and collection. If SPE Debt Securities and RRBs are redeemed prior to the scheduled maturity dates in connection with a sale of transition property by the Trustee upon an event of default, or in connection with the exercise of an optional "clean-up" call, FTA charges will be set as if the SPE Debt Securities and RRBs remained outstanding to their scheduled maturity. The FTA charges shall remain in effect until the owner of the transition property, or its assignee, has received FTA charges sufficient to cover the overcollateralization amount, and to pay the principal amount, plus interest and other ongoing costs.

          During the rate-freeze period, FTA charges will not increase residential and small commercial customers' rates. This will be accomplished by reducing residual competition transition charges (CTCs) by an amount equal to the FTA charges so that total rates, which reflect the 10% rate reduction, are not impacted by this additional charge during the rate-freeze period. Other customers' rates are subject to the June 10, 1996 (as adjusted by SDG&E on February 1, 1997) total rate level freeze during the rate freeze period. After the rate-freeze period, the FTA charges will be added to residential and small commercial customers' rates until the RRBs are retired, as is contemplated by AB 1890.

          FTA CHARGE TRUE-UP MECHANISM

          Although this financing order and the designated FTA charges are irrevocable, the Commission must approve adjustments to the FTA charges as necessary to ensure timely recovery of all transition costs that are the subject of this financing order, as well as the costs of capital associated with the provision, recovery, financing, or refinancing of transition costs, including costs of issuing, servicing, credit enhancing (including through overcollateralization as a cost of financing), and retiring

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the RRBs. (PU Code (S) 841(c).) As is provided for in AB 1890, the Commission must establish a procedure for the expeditious approval of periodic adjustments to the FTA charges. (PU Code (S) 841(e).)

    SDG&E proposes to adjust FTA charges by an FTA charge True-Up Mechanism at least annually to keep actual principal amortization in line with the expected schedule which is established at the time of offering. The calculation will reflect the debt service revenue requirement. To the extent there are any previous under- or over-payments to the Trustee, the revised FTA charges will be established to return the outstanding balance of the RRBs to the originally projected balance within 12 months of the adjustment.

    SDG&E's proposed FTA charge adjustment mechanisms are consistent with AB 1890 and are reasonable. The forms of advice letters for both the annual and the quarterly routine FTA charge True-Up Mechanisms are included in Appendix A to this financing order.

    ROUTINE FTA CHARGE TRUE-UP MECHANISM

    As servicer, SDG&E shall file routine True-Up Mechanism advice letters annually, at least 15 days before the end of the calendar year, with the option of filing quarterly routine True-Up Mechanism advice letters, if needed. SDG&E may file a routine FTA charge True-Up Mechanism advice letter at least 15 days before the end of any calendar quarter (including calendar year end), with the resulting changes to the FTA charges to be effective on the first day of the next calendar quarter. For these adjustments, the trued-up FTA charges will be calculated using the methodology described in SDG&E's prepared testimony, based on updated forecasts of kWh sales, uncollectibles, and the timing of collections if necessary.

    SDG&E proposes to adjust the FTA charges at least annually, and as often as quarterly with a trigger mechanism based on a specified variance between the actual principal balance (based on the amounts actually received by the Trustee) and the projected principal balance. The actual criteria for the quarterly true-up trigger are to be established in the servicing agreement, based on input from rating agencies. At a

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minimum, there will be a required annual adjustment to track the expected decline in FTA charges over time as interest charges decrease with declining amounts of principal outstanding.

NONROUTINE FTA CHARGE TRUE - UP MECHANISM

    As SDG&E points out, it is not possible at this time to anticipate all eventualities that might require an adjustment to the formulas used to calculate FTA charges. Therefore, SDG&E may also request nonroutine changes to the FTA charges, as is necessary to ensure the timely recovery of RRB principal, including an overcollateralization amount, and interest. These nonroutine FTA charge True-Up advice letters must be filed at least 90 days before the end of a calendar quarter, with the resulting changes to be effective on the first day of the next calendar quarter. In contrast to the issuance advice letters and the routine true-up adjustment mechanism, these filings may require a Commission resolution because such filings may involve changes to the basic FTA charge calculation methodology contained in SDG&E's prepared testimony. The Energy Division will advise SDG&E by the 45th day after SDG&E files a nonroutine FTA charge True-Up Mechanism advice letter if there are any modifications to the calculation methodology the Energy Division believes are necessary. If the Energy Division and SDG&E cannot resolve any differences, then the Commission will issue a resolution to decide any issues. However, the Commission will issue such a resolution before the 90-day period has elapsed. In the absence of notice by the Commission that the Energy Division believes modiffcations to the calculation methodology are necessary, SDG&E will be authorized to implement the FTA charge adjustments it has proposed in its nonroutine True-Up Mechanism advice letter on the 90th day after the filing.

    DETERMINATION OF NEED FOR FTA CHARGE ADJUSTMENT ON ANNIVERSARY OF FINANCING ORDER

    AB 1890 requires the Commission to determine, on each anniversary date of the issuance of the financing order, whether the FTA charges need to be adjusted. (PU Code (S) 841(e).) Therefore, at least 15 days before each anniversary

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date of the issuance of this financing order, SDG&E will file an FTA charge
True-Up advice letter stating whether an adjustment to the FTA charges is necessary. The Commission will make the appropriate finding on the anniversary date, with any necessary changes to be approved within 90 days of the financing order anniversary date. Due to administrative convenience, and the other adjustment options authorized herein, it is expected that SDG&E will avail itself of annual and quarterly routine and nonroutine FTA charge True-Up Mechanisms, if possible, to place into effect all necessary adjustments to the FTA charges.

    TRANSITION PROPERTY

    Transition property is contemplated to be transferred to an SPE, bankruptcy-remote from SDG&E, which then will issue SPE Debt Securities to the Issuer. These structural elements are expected to enable the RRBs to receive a credit rating superior to SDG&E's. The transition property used to secure the RRBs will be a property right created by AB 1890. (PU Code (S) 841(f).) Thus, the Commission finds that upon the effective date of each issuance advice letter associated with this financing order, all of the transition property identified in such advice letter constitutes a current property right and shall thereafter continuously exist as property for all purposes. The transition property shall, without Limitation, include (1) the right, title and interest in and to the FTA charges set forth in the issuance advice letter, as adjusted from time to time,
(2) the right to be paid the total amount set forth in the issuance advice letter, (3) the right, tide and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the FTA charges, and (4) the right, title and interest in and to all rights to obtain adjustments to the FTA charges under the FTA charges True-Up Mechanism.

    In addition, in accordance with AB 1890, the Commission finds that the holders of the transition property are entitled to recover FTA charges in amounts equal to the scheduled principal amounts for the SPE Debt Securities (which will equal the scheduled principal payment amounts for the RRBs), all interest thereon, the overcollateralization amount and all related fees, costs and expenses.

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    SALE OF TRANSITION PROPERTY TO THE SPE

    The Commission approves the sale by SDG&E of the transition property identified in issuance advice letters to one or more SPEs, and finds that upon approval by the Infrastructure Bank, such SPEs constitute financing entities for all purposes of AB 1890. Upon the sale of the transition property identified in an issuance advice letter to the SPE, the SPE will have all of the rights originally held by SDG&E with respect to the transition property, including, without limitation, the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of the transition property, notwithstanding any objection or direction to the contrary by SDG&E. Any payment by any such customer to the SPE shall discharge the customer's obligations in respect of the transition property to the extent of the payment, notwithstanding any objection or direction to the contrary by SDG&E.

    By means of this financing order, the Commission approves the sale of transition property created by an issuance advice letter from SDG&E to the SPE identified in the related issuance advice letter. The Commission also finds that any such SPE is, to the extent so approved by the Infrastructure Bank, a financing entity as defined by AB 1890.

    ISSUANCE AND TRANSFER OF SPE DEBT SECURITIES, AND ISSUANCE OF RRBS

    The Commission approves the issuance by any such SPE of SPE Debt Securities, on terms approved by the Infrastructure Bank, with the terms to mirror substantially the terms of the RRBs, to the Issuer identified in the issuance advice letter. The Commission also approves any such SPE's pledging of its right, title and interest in and to the transition property as security for its SPE Debt Securities.

    The Commission approves the issuance by any such Issuer of RRBs, on terms authorized by the Infrastructure Bank. The Commission also approves any such Issuer's pledging of its right, title and interest in and to its SPE Debt Securities, and all security therefor, as security for the Issuer's RRBs if the RRBs are issued as debt securities.

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     RATE REDUCTION AUTHORIZATION

     Contingent upon timely and sufficient issuance of RRBs, the Commission requires SDG&E to provide a 10% rate reduction from June 10, 1996 (as adjusted by SDG&E on February 1, 1997) rate levels to its residential and small commercial electric customers, consistent with our decision (D.) 96-12-077 and SDG&E's cost recovery plan approved thereby. Subject to these conditions, the rate reduction is to go into effect on January 1, 1998, and to remain in effect for the remainder of the rate-freeze period, i.e., until Commission-authorized uneconomic costs pursuant to PU Code Section 367 have been fully recovered, but no later than March 31, 2002. (D. 96-12-077, pp. 9, 35.)

    ELIGIBILITY


    The rate reduction applies to residential and small commercial customers as defined by AB 1890. For this purpose, SDG&E's eligible customers include all of its residential customers. They also include all of SDG&E's commercial customers described in Ordering Paragraph 17 of this financing order.

    PREVENTION OF FTA CHARGE BYPASS

    Customers subject to the FTA charges who subsequently discontinue or reduce purchases of electricity supply and delivery services from SDG&E or any successor distribution utility, purchase or consume electricity supplied and delivered by sources other than SDG&E or any successor distribution utility, and remain physically located at the same location or are located within the historical service territory of SDG&E or any successor distribution utility (departing customers) will continue to be responsible for paying the FTA charges. In assessing the FTA charges for departing customers, SDG&E proposes to apply similar nonbypassability provisions as applicable to CTC for departing load customers./5/ SDG&E's proposal for collecting CTC from departing customers is described in SDG&E's CTC Application (A.) 96-08-072).SDG&E

----------------
/5/ The CTC exemptions specified in AB 1890 for certain irrigation districts and for load served by onsite generation after June 30, 2000 will not apply to the FTA charges.

is authorized to include comparable tariff provisions to ensure the FTA charges are nonbypassable.

    RATEPAYER BENEFITS

    SDG&E evaluated whether residential and small commercial customers can be expected to benefit from the RRB transaction (assuming a 10-year amortization with level principal payment obligations, and financing $710 million of transition costs) and associated 10% rate reduction. SDG&E did so by comparing the net present value of (1) the amount these ratepayers could be expected to pay in rates with the RRBs and rate reduction in place to (2) the amount they could be expected to pay without the RRBs and rate reduction. In our companion decision today, D.97-09-054, we determined that the rates for purpose of the second clause of the previous sentence are the rates in effect as of June 10, 1996 (as adjusted by SDG&E on February 1, 1997).

    On a net present value basis, using a discount rate of 10%, SDG&E expects the RRB transaction and 10% rate reduction to result net present value benefits of approximately $100 million. Based on this evidence, the Commission finds that the issuance of RRBs of ten-year expected final maturity and the implementation of the associated 10% rate reduction during the rate-freeze period will lower rates for residential and small commercial customers as is contemplated by AB 1890. To confirm this finding prior to the issuance of RRBs, issuance advice letters shall include a calculation in accordance with the bond sizing model described in SDG&E's prepared testimony indicating that, based on the actual structure and pricing terms (i.e., actual amortization pattern, interest rate, amount of transition costs financed, and expected maturities for the RRBs), the issuance of RRBs is expected to result in a net present value benefit to residential and small commercial customers. If such a confirmation cannot be made, then SDG&E should so advise the Commission and should not proceed with the transaction.

    RELATED ISSUES


    As SDG&E describes in its testimony, there are several related issues that have a potentially significant impact on the RRB transaction. The following sections of this financing order discuss those issues.

    TAX CONSIDERATIONS

    The possibility that the Internal Revenue Service (IRS) would assess income taxes when SDG&E receives the initial proceeds from the RRBs, rather than when FTA charge revenues are collected, is a risk associated with financing the transition costs. In addition to having tax consequences, the economics of issuing the RRBs would be adversely affected if SDG&E's income tax payments associated with the FTA charges were to be accelerated and become due when the RRBs are issued rather than when FTA charges are billed.

    As a result, in February 1997, SDG&E submitted a ruling request to the IRS seeking confirmation that (1) the SPE Debt Securities will be treated as debt of the utility for federal income tax purposes, and (2) the FTA charges will be included in SDG&E's gross income in the year in which the related electrical service is provided to residential and small commercial customers and not at the time of debt issuance.

    If the receipt of RRB proceeds yields current income taxation of those proceeds, the benefits of the financing transaction would be substantially reduced. Should the IRS choose not to provide a ruling, or rule adversely, SDG&E would have to reassess the transaction and, if possible, modify it to reduce the risk of current taxation. If the structure of the transaction changes beyond the bounds contemplated in its Application or this financing order, SDG&E will take appropriate steps to modify its request with the Commission to the extent permitted by PU Code Section 841(c). If the transaction as modified does not produce net present value benefits through overall revenue requirement reductions as indicated in issuance advice letters, then the Commission cannot confirm that the transaction will lower rates for residential and small commercial customers. The requirement that issuance advice letters include a net present value benefit calculation addresses this concern.

    In its brief, SDG&E has indicated that it may go forward with the RRB transaction under this financing order in the absence of an IRS ruling. SDG&E is put on notice that if it chooses to do so, its shareholders will bear the consequences of any tax treatment, to the extent that it is more adverse than the tax treatment assumed in the NPV benefits calculation it has presented in its application.

    FINANCIAL ACCOUNTING

    The amount financed will be recorded as debt of the SPE for financial reporting purposes. SDG&E, the SPE, the Infrastructure Bank and the holders of the RRBs will expressly agree pursuant to the terms of the applicable documents to treat the SPE Debt Securities as debt of the SPE secured by, among other things, the transition property and the equity of the SPE for all purposes. Because the SPE is consolidated with SDG&E for financial reporting purposes, the amounts financed will appear as debt in SDG&E's consolidated financial statements. This is not expected to impact SDG&E's utility credit ratings, as it is expected that the rating agencies will determine that the RRBs, which are not supported by SDG&E's general revenue scheme, do not affect SDG&E's creditworthiness.

    CREDIT RATING AGENCY CONSIDERATIONS

          TRUE-SALE OPINION

          Credit rating agencies will require an acceptable opinion of bankruptcy counsel at the time the RRBs are issued for assurance that the transition property will be bankruptcy-remote from SDG&E. To obtain such an opinion, the transfer of the transition property from SDG&E to the SPE must constitute a "true sale" (i.e., if SDG&E were to become the subject of a bankruptcy proceeding, the transition property would not be part of SDG&E's bankruptcy estate and therefore would not be subject to the claims of SDG&E's creditors).

    AB 1890 expressly provides that certain transfers of transition property approved in a financing order and intended by the parties to constitute an absolute transfer or true sale shall be so treated for all purposes, subject to certain limited exceptions. (See PU Code (S) 844.) As contemplated by AB 1890, the RRBs will be non-recourse to any of

SDG&E's assets, other than the SPE's equity and the transition property sold to the SPE. (PU Code (S) 842(a).)

    In furtherance of this true-sale analysis, SDG&E envisions that it will give sufficient notice to third parties that the transition property is owned by the applicable SPE and is not available to creditors of SDG&E by serving the issuance advice letters on the parties to this proceeding as well as SDG&E's standard advice letter service list. This decision authorizes SDG&E to include FTA charges as a separate line item on customers' bills.

    ALLOCATION OF COLLECTION SHORTFALLS

    In order to preserve the bankruptcy-remote status of the transition property once it is transferred to the SPE, SDG&E cannot have any claim on the FTA charges. In particular, if SDG&E collects less than the full amount that is billed to residential and small commercial customers, it cannot favor itself over the owner of the transition property. It must allocate that shortfall appropriately between FTA charges and other charges. Such shortfalls shall be allocated between FTA charges and other SDG&E charges in the same proportion as the amount of FTA charges billed bears to the aggregate amount of SDG&E charges billed.

    CREDIT ENHANCEMENT

    Credit enhancements are mechanisms that provide investors with added assurance that they will recover their investment. Examples of credit enhancement provided by the original owner include reserve accounts, overcollateralization amounts, and True-Up Mechanisms. Examples of credit enhancement provided by third parties include bond insurance and letters of credit. It is expected that the RRB transaction will use a True-Up Mechanism authorized by AB 1890 (as described above) and overcollateralization amounts or other means of credit enhancement.

    The purpose of the overcollateralization amount is to provide security to investors and to enhance the credit rating of the RRBs by providing an additional financed amount to cover shortfalls in FTA charge collection payments to the Trustee between the final expected FTA charge true-up and the expected maturity of the RRBs.

In other words, the FTA charges will be set to collect an amount slightly in excess of the payments required to amortize the RRBs as scheduled.

     The overcollateralization amount needed to satisfy the credit rating agencies will be established by the Issuer with input from the credit rating agencies prior to the time of RRB pricing. The actual amount will be approved by the Infrastructure Bank and STO. The amount will be a function of several variables but is expected primarily to be a function of the FTA charge True-Up Mechanism.

     Customers bearing the FTA charges in the rates should receive credit equal to the amount of any transition property overcollateralization not used to repay the principal and interest on RRBs. As a result, overcollateralization will not reduce customer benefits from the RRB transaction.

     The FTA charges will be set to collect any overcollateralization amount. As with other components of the FTA charges, it will be trued-up to the extent necessary using the True-Up Mechanism we adopt in this financing order. As is set forth below, any overcollateralization amount collected in excess of the amount needed to repay the principal, plus appropriate interest, of the RRBs will benefit residential and small commercial customers.

     SEQUESTRATION

     Consistent with PU Code (S)843(e), we will agree that, in the event of a default SDG&E in payment of the FTA charges to the SPE, we will, upon application by the Trustee, order the sequestration and payment to the SPE, or such other party as designated by the Trustee, of revenues arising with respect to the transition property. This will provide additional certainty that the FTA charges will benefit the owner of the transition property and should serve to enhance the credit quality of the RRBs.

     SERVICING

     To the extent that any interest in transition property is transferred by SDG&E to an SPE, the Commission is required to authorize the utility to contract with the financing entity to perform servicing functions on behalf of the financing entity. (PU Code (S)842(c).) Pursuant to a servicing agreement with the SPE and/or Issuer, SDG&E will act as servicer of the transition property. That is, SDG&E will be responsible for customer kilowatt-hour billing and usage information, and for billing and collecting the FTA charges. On a monthly or more frequent basis, SDG&E will remit estimated FTA charge collections, on behalf of the SPE and/or Issuer, to the Trustee. The Trustee, in turn, will make quarterly debt service payments to the RRB investors, as well as pay other ongoing costs associated with the RRB transaction. Pursuant to this decision, the Commission authorizes SDG&E to contract with the SPEs and/or Issuers to collect amounts in respect of the FTA charges for the benefit and account of such SPEs and/or Issuers, and to account for and remit these amounts to or for the account of such SPEs and/or Issuers. The servicing agreement will provide that SDG&E, as initial servicer, may not voluntarily resign its duties as servicer without obtaining the prior approval of the Commission.

    RATEMAKING

    It is necessary to incorporate the RRB transaction into SDG&E's ratemaking mechanisms to ensure that SDG&E's CTC ratemaking mechanism accomplishes its intended purpose of determining when the rate freeze should end, preventing any CTC cost shifting to large customers as a result of the 10% rate reduction and the RRBs, and providing residential and small commercial customers all of the benefits from the RRB transaction.

    TRANSITION COST BALANCING ACCOUNT

    SDG&E proposes a mechanism to adjust the CTC ratemaking mechanism to ensure it is treated as if the RRBs were not issued. The reason for this is to ensure the RRB transaction does not cause any cost shifting. It will do so by ending the rate-freeze period at the same time it would have ended in the absence of the rate reduction and RRB issuance. By ending the rate freeze at the same time it would have ended if the RRB transaction did not take place, large customers are assured that they will not pay additional transition costs. The Rate Reduction Bond Memorandum

Account, discussed below, then ensures that small customers are also treated fairly under the RRB transaction.

    SDG&E proposes to reflect the RRB transaction in its CTC ratemaking mechanism established in D.97-0-060 by imputing a revenue credit to the ratemaking mechanism equal to the net CTC revenue reduction due to the FTA charges and the 10% rate reduction for residential and small commercial customers. With this adjustment, the balance in the CTC ratemaking mechanism may reach zero at some time during the rate-freeze period and indicate that transition costs that must be recovered before March 31, 2002, would have been recovered absent the impact of the 10% rate reduction and absent the RRBs. By doing this, customers are assured that the rate freeze ends at the same time it otherwise would have, regardless of the 10% rate reduction and the issuance of RRBs. The rate-freeze period ends when this approach, including these imputed revenues, shows that transition costs have been fully recovered (or on March 31, 2002, if that comes first). Thus, large customers' responsibility for paying CTC is unaffected by the 10% rate reduction and the RRBs. All customers will still be required to pay for those transition costs eligible for recovery after December 31, 2001 pursuant to certain provisions of AB 1890.

    RATE REDUCTION BOND MEMORANDUM ACCOUNT

    The Rate Reduction Bond Memorandum Account will be used by SDG&E to make a determination if additional RRBs need to be issued (within the aggregate total amount of $800 million authorized by this financing order). As the sizing model demonstrates, financing a given amount of transition costs with RRBs means that residential and small commercial customers should receive a specific amount of total savings because of the 10% rate decrease. If sales to residential and small commercial customers during the rate-freeze period are higher than was estimated in the sizing model used to determine the amount of RRBs to be issued, then these customers' total savings from the rate reduction (which is equal to the rate reduction times the total amount of sales to the customers) will be higher than was estimated when the RRBs were sized.

     A specific subaccount of the Rate Reduction Bond Memorandum Account proposed by SDG&E will track this, and allow SDG&E to make a determination of whether the issuance of more RRBs is appropriate. Therefore, SDG&E is authorized to put this ratemaking mechanism, as described in its prepared testimony, into place.

     Moreover, there are several ratemaking adjustments which may need to be made to residential and small commercial customers' rates after the end of the rate-freeze period due to the RRB transaction.

     Some of these adjustments relate to amounts held by the SPE. The distinction between amounts owned by the SPE and amounts owned by SDG&E must be respected. The SPE is distinct from SDG&E, and in light of bankruptcy considerations it would be inappropriate for the Commission to order that such amounts be paid by the SPE to SDG&E.

        The ratemaking can be accomplished, while respecting this distinction. SDG&E's rates charged to residential and small commercial customers will be periodically reduced while transition property remains outstanding to reflect
(1) distributions by the SPE to SDG&E, and (2) any increase in the value of SDG&E's ownership interest in the SPE. It is expected that, after payment of SPE expenses, any undistributed earnings or overcollateralization actually collected as a part of the FTA charges and returned to the SPE will result in a corresponding increase in SDG&E's ownership in the SPE.

      Adjustments will be necessary due to:

      1. the after-tax interest earnings on the FTA charges before SDG&E forwards them to the Trustee;

      2. the amount received by SDG&E, from SPE dividends or due to an increase in the value of SDG&E's ownership interest in the SPE, due to investment income earned by the SPE and any overcollateralization amounts or other FTA charges that are released by the Trustee to the SPE and not used to make payments on the RRBs;

               3. the servicing fees (less incremental expenses incurred by SDG&E as servicer) received by SDG&E after the rate-freeze period;

               4. total savings to which residential and small commercial customers are entitled given the amount of transition costs financed through RRBs, but which are in excess of what was provided through the 10% rate reduction during the rate-freeze period; and

               5.  any carrying cost savings associated with the financed taxes.

               SDG&E is to pass each of these back to residential and small commercial customers via the Rate Reduction Bond Memorandum Account ratemaking mechanism described in its prepared testimony, with one exception. The Utility Reform Network (TURN) and the Office of Ratepayer Advocates point out that the appropriate carrying cost for the savings not yet provided to residential and small commercial customers (item (4) above), is SDG&E's authorized rate of return until the savings are actually passed on to those customers through lower rates.

               During the rate-freeze period, SDG&E is to return all of the servicing fees it receives from the SPE by means of the revenues it imputes to the CTC ratemaking mechanism, which includes the full amount of the FTA charges, including the full amount of the servicing fees.

               After the rate-freeze period ends, SDG&E shall consolidate any annual credit or debit amounts described above and record them in the Rate Reduction Bond Memorandum Account. Those amounts will then be consolidated annually with other pending rate changes considered in the annual Revenue Adjustment Proceeding, or successor ratemaking proceeding authorized by the Commission.

               SDG&E wishes to preserve, to the extent possible, outstanding industrial development bonds (IDBs) which, if retired, may not again be available. Therefore, SDG&E has proposed a means of using the proceeds of RRBs while keeping outstanding lower-cost IDBs by investing the unutilized proceeds of RRBs at short- to intermediate-term rates to offset the variable rate interest paid to the holders of IDBs.

As utility-related improvements are required (e.g., to find distribution system improvements) SDG&E would use such invested proceeds. In this fashion, SDG&E can retain low-cost IDBs outstanding and avoid issuance of taxable debt, the cost of which would be higher than the cost of RRBs. In such event, SDG&E would remove from its cost-of-capital variable-rate, tax-exempt debt in an amount equal to short- and intermediate-term investment balances. We will approve this approach.

     FINDINGS OF FACT

     1. The rate that residential and small commercial customers of SDG&E would have paid if this financing order were not adopted are the rates in effect as of June 10, 1996 (as modified by SDG&E on February 1, 1997).

     2. The designation of the Fixed Transition Amounts and the issuance of up to $800 million of DPE Debt Securities and RRBs in connection with such Fixed Transition Amounts will reduce rates that residential and small commercial customers of SDG&E would have paid if this financing order were not adopted.

     3. Residential and small commercial customers will benefit from the issuance of rate reduction bonds and the reduction of rates provided that the net present value of fixed transition amounts and rate reductions is positive when calculated in accordance with the methodology set forth by SDG&E in its application and related testimony.

     4. SDG&E's request for recovery of a portion of its transition costs and the costs of providing, recovering, financing and refinancing transition costs in an aggregate principal amount of up to $800 million from proceeds of SPE Debt Securities and RRBs, including all costs of issuance, is reasonable in relation to estimates of the total amount of such transition costs.

     5.  SDG&E estimates total costs of issuance to be less than $7 million.

     6. The owner of the transition property will have the right to recover principal, interest, and related costs (including taxes) associated with the SPE Debt Securities and the RRBs through fixed transition amounts, which are authorized by this financing order.

     7. The methodology used to calculate the FTA charges associated with rate reduction bond issuance as described in SDG&E's prepared testimony is reasonable.

     8. The methodology to calculate routine FTA charge adjustments as described in SDG&E's prepared testimony is reasonable.

     9. If residential or small commercial customers fail to pay their utility bills in full, any shortfall in revenues received must be allocated between FTA charges and SDG&E's charges based on the ratio of the amount of the bills relating to the FTA charges and the amount relating to SDG&E's charges, to avoid SDG&E favoring its own interests.

     10. The rate collection methods described in SDG&E's application to ensure that the FTA charges are nonbypassable are reasonable.

     11. The ratemaking mechanisms described in the application, including the Rate Reduction Bond Memorandum Account, FTA charges tariff language, and modifications to SDG&E's Preliminary Statement and competitive transition charge ratemaking mechanism are reasonable; provided, however, that balances that are to be credited to ratepayers in respect of issuances of rate reduction bonds that subsequently were determined not to be necessary in order to financing a rate reduction, should bear interest at SDG&E's authorized rate of return.

     CONCLUSIONS OF LAW

     1. Because the designation of the Fixed Transition Amounts and the issuance of up to $800 million of SPE Debt Securities and RRBs in connection with such Fixed Transition Amounts will reduce rates that residential and small commercial customers of SDG&E would have paid if this financing order were not adopted, a financing order should be adopted, as required by PU Code Section 841(a).

     2. The amount of SPE Debt Securities and RRBs to be issued should be determined using the sizing methodology described in SDG&E's prepared testimony based on market conditions at the time the RRBs are priced.

     3. The principal on the SPE Debt Securities and the RRBs should be repaid in substantially equal annual amounts so that FTA charges will decline over time.

     4. Consistent with SDG&E's showing of ratepayer benefit, the expected final maturity of the SPE Debt Securities and the RRBs should be no later than ten years from the date of issuance with a legal final maturity to be determined by the Infrastructure Bank.

     5. The Infrastructure Bank and/or STO should determine the overcollateralization amount required.

     6. The Infrastructure Bank and/or STO should determine bond counsel fees, underwriter fees, underwriter counsel fees, bond trustee fees, Infrastructure Bank fees, rating agency fees, SEC registration fees, printing fees, and other expenses related to the sale of the RRBs pursuant to an agreement to which the Infrastructure Bank or the STO is a party.

     7. Costs of issuance for the first $710 million aggregate principal amount of RRBs should be limited to $7 million and for the next $90 million aggregate principal amount, to 1%.

     8. The methodology used to calculate the FTA charges associated with rate reduction bond issuance should be as described in SDG&E's prepared testimony.

     9. FTA charges should be filed with the Commission in advice letters (the Issuance Advice Letters).

     10. FTA charges should be included as a separate line item on customers' bills if practicable.

     11. The rate collection methods described in SDG&E's application to ensure that the FTA charges are nonbypassable should be approved.

     12. Each Issuance Advice Letter associated with this financing order should be effective five business days after filing, upon which it should be deemed to constitute the plan approved by this financing order for purposes of PU Code Section 841(c), and the FTA charges established thereby will constitute fixed transition amounts.

     13. Procedures are required for the expeditious approval by the Commission of periodic True-Up Mechanisms to the FTA charges (as may be necessary to ensure timely recovery of (a) the principal amount of all transition property that is the subject of this financing order, and (b) the costs of capital associated with the provision, recovery, financing, or refinancing thereof, including the costs of issuing, servicing and retiring (including, without limitation, interest) the SPE Debt Securities and RRBs contemplated by this financing order).

     14. The methodology to calculate routine FTA charge adjustments should be as described in SDG&E's prepared testimony.

     15. Routine FTA charge adjustments should be filed with the Commission in routine True-Up Mechanism advice letters.

     16. Changes to FTA charges proposed by routine True-Up Mechanism advice letters should be filed with the Commission annually at least 15 days before the end of each calendar year, and the resulting adjustments to the FTA charges should be implemented at the beginning of the calendar year next following the date of such filing.

     17. Routine True-Up Mechanism advice letters should be permitted to be filed at least 15 days before the end of any calendar quarter and the resulting adjustments to the FTA charges should be implemented at the beginning of the calendar quarter next following the date of such filing. These quarterly adjustments should be required when a variance from the scheduled principal amortization schedule as set forth in the related Issuance Advice Letter triggers a requirement for such a filing.

     18. Because routine True-Up Mechanism advice letters to be filed in accordance with the adjustment calculation methodology found reasonable in this financing order are to use the pro forma FTA charge annual and quarterly True-Up Mechanism advice letters attached to this financing order as Appendix A, no protests to such advice letter filings should be allowed, and the resulting FTA charge adjustments should be effective as requested in such filings.

     19. The provisions described in SDG&E's application to ensure that the FTA charges are nonbypassable should be approved.

     20. Upon the effective date of each Issuance Advice Letter associated with this financing order, all of the transition property identified in such advice letter will constitute a current property right and will thereafter continuously exist as property for all purposes.

    21. The transition property identified in an Issuance Advice Letter associated with this financing order will, without limitation, include (1) the right, title and interest in and to the FTA charges set forth in such advice letter, as adjusted from time to time, (2) the right to be paid the total amounts set forth in such advice letter, (3) the right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from such FTA charges, and (4) all rights to obtain adjustments to such FTA charges under the True-Up Mechanisms.

    22. The holders of the transition property will be entitled to recover fixed transition amounts in the aggregate amount equal to the principal amount of the SPE Debt Securities or the RRBs (as applicable), all interest thereon, the overcollateralization amount and all related fees, costs and expenses in respect of the scheduled payment of the SPE Debt Securities and RRBs.

    23. The Commission should approve the sale by SDG&E of the transition property identified in an Issuance Advice Letter to one or more SPEs, as identified in such advice letter.

    24.   Upon the sale by SDG&E of the transition property to one or more SPEs,
(1) each such SPE will have all of the rights originally held by SDG&E with respect to such transition property, including, without limitation, the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of such transition property, notwithstanding any objection or direction to the contrary by SDG&E and (2) any payment by any customer to such SPE will discharge such customer's obligations in respect of such transition property to the extent of such payment, notwithstanding any objection or direction to the contrary by SDG&E.

    25. Upon the sale by SDG&E of the transition property to one or more SPEs, SDG&E will not be entitled to recover the FTA charges associated with such transition property other than for the benefit of the holders of the SPE Debt Securities and the RRBs, in accordance with SDG&E's duties as servicer.

   26. Each SPE identified in an Issuance Advice Letter, upon approval by the Infrastructure Bank, will constitute financing entities for all purposes of AB 1890.

   27. The pledge by the SPE identified in an Issuance Advice Letter of such SPE's right, title and interest in and to the transition property and such SPE's other assets as security for the SPE Debt Securities should be approved.

   28. Each Issuer, identified in an Issuance Advice Letter and approved by the Infrastructure Bank, is approved to issue RRBs directly or indirectly through the SPE on terms to be approved by the Infrastructure Bank. The aggregate principal amount of RRBs related to all such SDG&E Issuance Advice Letters associated with this financing order should not exceed $800 million.

   29. To the extent stated in an Issuance Advice Letter, the Commission should approve the pledging by the Issuer, as security for the RRBs of such Issuer's right, title and interest in and to the SPE Debt Securities and all security therefor.

   30. Any default under the documents relating to the SPE Debt Securities or the RRBs will entitle the holders of the SPE Debt Securities or RRBs or the trustees or representatives for such holders to exercise any and all rights or remedies such holders or such trustees or representatives therefor may have pursuant to any statutory lien on the transition property.

   31. In the event of default by SDG&E in payment to or for the benefit of the SPE of the FTA charges, the Commission, upon the application by (1) the holders of the SPE Debt Securities or the RRBs and the trustees or representatives therefor as beneficiaries of any statutory lien permitted by the PU Code, (2) the SPE or its assignees, (3) the Issuer, or (4) pledgees or transferees, including transferees under PU Code Section 844, of the transition property, should order the sequestration and payment to or for the benefit of the SPE or such other party of revenues arising with respect to the transition property.

   32. For purposes of eligibility to receive the rate reduction and responsibility to pay for FTA charges, SDG&E's residential and small commercial customers should include all residential customers and all commercial customers
(a) on Schedules A and

A-TC, and (b) on Schedules AD, AL-TOU, AL-TOU-C, AY-TOU, AO-TOU, A-V1, A-V2, AV-3, A-TOU, RTP-1 and RTP-2 with peak demand, in at least nine of the 12 most recent billing periods, of less than 20 kW.

     33. The ratemaking mechanisms described in the application, including the Rate Reduction Bond Memorandum Account, FTA charges tariff language, and modifications to SDG&E's Preliminary Statement and competitive transition charge ratemaking mechanism should be approved; provided, however, that balances that are to be credited to ratepayers in respect of issuances of rate reduction bonds that subsequently were determined not be necessary in order to finance a 10% rate reduction from the rates in effect as of June 10, 1996 (as adjusted by SDG&E on February 1, 1997), should bear interest at SDG&E's authorized rate of return.

     34. SDG&E should not voluntarily resign as initial servicer without the prior approval of the Commission.

                                     ORDER

IT IS ORDERED that:

     1. The application of San Diego Gas & Electric Company (SDG&E) for a financing order pursuant to Public Utilities (PU) Code Section 841(a) is approved subject to the terms and conditions stated in the following ordering paragraphs.

     2. SDG&E may recover an aggregate total principal amount of eight hundred million dollars ($800 million) in transition costs, as defined by PU Code
Section 840(f), which may be recovered through fixed transition amounts (FTA) as defined by PU Code Section 840(d), to the extent of the sum of the principal amount of (i) related rate reduction bonds, as defined by PU Code Section 840(e), issued by a financing entity, as defined by PU Code Section 840(b) and
(ii) the transition property, as defined in PU Code Section 840(g), pledged as overcollateralization for the issuance of such rate reduction bonds.

     3. SDG&E may sell and assign all or portions of its interest in transition property arising from or constituting the FTA that are the subject of this financing order to one or more affiliates of SDG&E, of the character described in the application as a

Special Purpose Entity (SPE). Upon the sale by SDG&E of the transition property to one or more SPEs, (1) each such SPE shall have all of the rights originally held by SDG&E with respect to such transition property, including, without limitation, the right to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of such transition property, notwithstanding any objection or direction to the contrary by SDG&E and (2) any payment by any customer to such SPE shall discharge such customer's obligations in respect of such transition property to the extent of such payment, notwithstanding any objection or direction to the contrary by SDG&E. Upon the sale by SDG&E of the transition property to one or more SPEs, SDG&E shall not be entitled to recover the FTA charges associated with such transition property other than for the benefit of the holders of the SPE debt securities and the related rate reduction bonds in accordance with SDG&E's duties as servicer with respect to such rate reduction bonds.

     4. The initial FTA charges for such transition property shall be filed with the Commission in advice letters substantially in the form attached to this financing order as Appendix A as a pro forma Issuance Advice Letter, which shall not be subject to protest, which shall be completed in accordance with the methodology described by SDG&E in its application and supporting testimony, which shall state that the net present value of benefits to ratepayers is a positive number, and which shall be effective five business days after filing with the Commission, whereupon each such Issuance Advice Letter shall be deemed to constitute the plan approved by this Commission within the meaning of PU Code
Section 840(d).

     5. SDG&E or an SPE may sell or assign all or portions of its interest in such transition property to one or more financing entities.

     6. SDG&E or an SPE may pledge all or portions of its interest in such transition property to one or more financing entities, and an SPE may pledge any other asset, to secure debt securities of the related SPE that are not themselves rate reduction bonds but substantially mirror the financial terms and conditions of the rate reduction bonds issued in connection with such pledge; provided, that, subject to the approval of the California Infrastructure and Economic Development Bank (Infrastructure
Bank), in the case of rate reduction bonds bearing a variable rate of interest, such debt securities may pay a fixed rate of interest.

     7. One or more financing entities may pledge such transition property as collateral for rate reduction bonds.

     8. One or more financing entities may issue rate reduction bonds in connection with such transition property upon the terms and conditions approved by the Infrastructure Bank; provided, however, that the principal on rate reduction bonds shall be repaid in substantially equal annual amounts and shall have expected maturities of ten years or less from the date of issuance.

     9. To the extent that any interest in such transition property is so sold or assigned, or is so pledged as collateral, SDG&E is authorized to continue to operate its system to provide service to its customers, and, as servicer under the transaction documents associated with the related rate reduction bonds, collect amounts in respect of the FTA for the benefit and account of the financing entity, and account for and remit these amounts to or for the account of the financing entity.

     10. SDG&E and each successor servicer shall separately state FTA charges for the purpose of each customer's bill, if practicable; otherwise, FTA charges will be stated as required for other charges described in PU Code Section 367(a)(1)-(e).

     11. SDG&E and each successor servicer shall allocate amounts collected from a customer pro rata between FTA and other charges.

     12. In the event of failure of any customer to pay FTA charges, SDG&E is authorized to shut-off power to such customer in accordance with Commission-approved shut-off policies, at the direction of the related servicer.

     13. SDG&E is authorized to implement the rate collection methods described in the application to ensure that the FTA charges are nonbypassable.

     14. SDG&E, or a successor servicer, on behalf of the related financing entity is authorized to file routine, non-routine, and statutorily required FTA charge adjustments (True-Up Mechanisms), which shall continue until the all payments of principal and interest to which the holders of the related rate reduction bonds are entitled have been paid in full. True-Up Mechanism advice letter filings shall be in substantially the form attached to this Financing Order as Appendix A and shall be completed in accordance with the methodology described in SDG&E's application and supporting testimony.

     15. A non-routine True-Up Mechanism advice letter may be filed at least 90 days before the end of any calendar quarter and the resulting adjustments to the FTA charges shall be implemented at the beginning of the next calender quarter. Nonroutine True-Up Mechanism advice letters are subject to confirmation by the Commission's Energy Division. However, if the Energy Division believes modifications to such Advice Letters are needed, unless such differences are resolved between the Energy Division and SDG&E, or a successor servicer, or if the Commission issues a resolution to resolve any dispute, SDG&E, or a successor servicer, will be authorized to implement the FTA charge adjustments it has proposed on the 90th day after the filing.

     16. A True-Up Mechanism advice letter shall be filed at least 15 days before each anniversary of the issuance of this financing order. The Commission shall determine on this financing order issuance anniversary, as required by PU Code Section 841(c), whether adjustments to the FTA charges are required, with the resulting adjustments to the FTA charges, if necessary, to be implemented within 90 days of this financing order issuance anniversary.

     17. To the extent that rate reduction bonds have been issued, beginning January 1, 1998, SDG&E shall reduce the rates to eligible residential and (as defined in PU Code Section 331(h)) small commercial customers, from the rates that were in effect on June 10, 1996 (as adjusted by SDG&E on February 1, 1997) by 10%. For such purpose, eligible customers shall include all residential customers, and all commercial customers (a) on Schedules A and A-TC, and (b) on Schedules AD, AL-TOU, AL-TOU-C, AY-TOU, AO-TOU, A-V1, A-V2, AV-3, A-TOU, RTP-1 and RTP-2 with peak demand, in at least nine of the 12 most recent billing periods, of less than 20kW.

     18. In the event that SDG&E concludes that rate reduction bonds cannot be issued in time to commence the rate reduction on January 1, 1998, SDG&E shall submit a revised application pursuant to PU Code Section 368 for approval of a cost recovery plan that provides for a 10% rate reduction for residential and small commercial customers as of January 1, 1998.

     19. SDG&E is authorized to establish by advice letter filing, the Rate Reduction Bond Memorandum Account, FTA charges tariff language, and modifications to SDG&E's Preliminary Statement and competitive transition charge ratemaking mechanism as described in the application; provided, that balances that are to be credited to ratepayers in respect of issuances of rate reduction bonds that subsequently were determined not to be necessary in order to finance a 10% rate reduction from the rates in effect as of June 10, 1996 (as adjusted by SDG&E on February 1, 1997,) should bear interest at SDG&E's authorized rate of return.

     20. SDG&E shall not voluntarily resign as initial servicer without the prior approval of the Commission.

     21. This financing order shall become effective in accordance with its terms and conditions only when SDG&E files with the Commission its written consent to all terms and conditions of this financing order.

     22. This financing order shall be void and of no force or effect if SDG&E does not file its written consent to all terms and conditions of this financing order on or prior to November 3, 1997.

     23. On or after the effective date of this financing order, upon request of the Infrastructure Bank or the State Treasurer's Office (STO), or both of them, the President of the Commission, a Commissioner assigned to this application, the Executive Director of the Commission, his nominee in a notice filed in this docket, or any of them, are hereby authorized and directed, for and on behalf of and in the name of the Commission to execute and deliver a certificate to the Infrastructure Bank or the STO, or both of them, that attaches a true, correct, and complete copy of this financing order and certifies such copy to be the act and deed of this Commission, and the recipient of

A.97-05-022 COM/PGC/HMD/gab **

such certificate may rely upon such certificate for all purposes in connection with the issuance of any series of rate reduction bond authorized by this financing order. Thereafter, upon request of the Infrastructure Bank or the STO, or both of them, the President of the Commission, a Commissioner assigned to this application, the Executive Director of the Commission, his nominee in a notice filed in this docket, or any of them, are hereby authorized and directed, for and on behalf of and in the name of the Commission to execute and deliver a certificate to the Infrastructure Bank or the STO, or both of them, to certify that this financing order has not been altered, rescinded, amended, modified, revoked, or supplemented as of the date of the closing of any issuance of rate reduction bonds authorized by this financing order.

     Application 97-05-022 is closed effective at the close of business on November 3, 1997 or upon filing of SDG&E of its consent to the terms and conditions of this financing order, whichever first occurs.

     Dated September 3, 1997, at San Francisco, California.

                                      P.GREGORY CONLON
                                                President
                                      JESSIE J. KNIGHT, JR.
                                      HENRY M. DUQUE
                                      JOSIAH L. NEEPER
                                      RICHARD A. BILAS
                                           Commissioners

                                  Appendix A
                                   Pro Forma
                                   Issuance
                                 Advice Letter

                                    [date]

ADVICE _____-E
(U39E)

PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA
ENERGY DIVISION

SUBJECT:  Issuance Advice Filing for Rate Reduction Bonds

Pursuant to California Public Utilities Commission (CPUC) Decision No. 97-09-057 (Decision), Ordering Paragraph No. 4, San Diego Gas & Electric Company (SDG&E) hereby transmits for filing, on the pricing date of this series of Rate Reduction Bonds, the initial FTA charges for the series. This Issuance Advice Filing is for the Rate Reduction Bonds series ______, class(es) ______.

PURPOSE
-------

This filing establishes initial FTA charges for rate schedules for residential and eligible small commercial customers. This filing also establishes the Transition Property to be sold to the Transition Property Owner (SPE).

BACKGROUND
----------

In Decision No. 97-09-057, the Commission authorized SDG&E to file Issuance Advice Letters when pricing terms for Rate Reduction Bonds have been established. Issuance Advice Letter filings are those in which SDG&E uses the bond sizing methodology and FTA charge formulas found reasonable by the Commission in Decision No. 97-09-057 to establish initial FTA charges or a series of Rate Reduction Bonds. Using the methodology approved by the Commission in Decision No. 97-09-057 this filing establishes FTA charges.

Because this series of Rate Reduction Bonds is being issued prior to January 1, 1998, to preserve the rate freeze mandated by AB 1890, concurrent with the implementation of the FTA charges, the Interim Transition Cost Balancing Account rate component will be reduced by an amount equal to the FTA charges so that total rates remain frozen.

ISSUANCE INFORMATION:
--------------------

     Rate Reduction Bond Name: __________
     Rate Reduction Bond Issuer: __________
     Transition Property Owner (SPE): __________
     Trustee(s): __________
     Closing Date: __________
     Bond Rating: __________
     Amount Issued: __________
     Issuance Costs: __________
     Issuance Costs Approved by Infrastructure Bank or STO: __________
     Issuance Costs as a Percent of Amount Issued: __________
     Cumulative Aggregate Cumulative Issuance Costs for all Series: __________ Transition Costs Financed: __________
     Coupon Rate(s): __________
     Call Features: __________
     California Tax Exempt (yes/no): __________
     Expected Principal Amortization Schedule: See Attachment 1
     Expected Final Maturity: __________
     Legal Final Maturity: __________
     Distributions to Investors (monthly or quarterly): __________
     Annual Servicing Fee as a percent of the issuance amount: __________ Overcollateralization amount for the series: __________
     Pledges by Issuer of SPE Debt Securities and all security therefor: _______

Quarterly Variance Trigger Mechanism
------------------------------------

Each quarter the servicer will compare the actual FTA outstanding balance with the expected FTA outstanding balance as set forth in Attachment 2. If the variance is greater than ____%, a change to the FTA charges will be requested via a True-Up Mechanism Advice Letter in accordance with Decision No. 97-09-057

Confirmation of Ratepayer Benefits
----------------------------------

Decision No. 97-09-057 requires SDG&E to demonstrate, using the bond sizing model found reasonable in that Decision, that the actual pricing terms of the Rate Reduction Bonds result in net present value benefits. Attached to this Advice Filing is a spreadsheet calculation which shows expected net present value benefits of $ ___ million for this series of Rate Reduction Bonds.

FTA Charges
-----------

Table I below shows the current assumptions for each of the variables used in the FTA charges calculation.


                                    TABLE I

                         INPUT VALUES FOR FTA CHARGES

Monthly residential kWh sales
Monthly eligible small commercial kWh sales
Percent of revenue requirement allocated to residential customers
Percent of revenue requirement allocated to eligible small
  commercial customers
Percent of residential customers' revenue written off
Percent of eligible small commercial customers' revenue written off
Percent of residential customers' billed amounts expected to be uncollected
Percent of small commercial customers' billed amounts expected to be uncollected
Percent of billed amounts collected in current month
Percent of billed amounts collected in second month after billing
Percent of billed amounts collected in third month after billing
Percent of billed amounts collected in fourth month after billing
Percent of billed amounts collected in fifth month after billing
Percent of billed amounts collected in sixth month after billing
Monthly ongoing transaction expenses
Expected FTA outstanding balance as of __/__/__


Table II shows the initial FTA charges calculated for residential and eligible small commercial customers. The FTA calculations are shown in Attachment 3.


                                   TABLE II

                  Residential Customer FTA Charge          c/kWh
                  Eligible Small Commercial Customer
                  FTA Charge                               c/kWh

Attached are proposed changes to Part I of SDG&E new Rate Schedule FTA to show FTA charges to be effective __________, [year].

Transition Property
-------------------

transition property is the property described in Public Utilities Code (S) 840(g) relating to the FTA charges set forth herein, including, without limitation, all of the following:

(1) The right, title and interest in and to the FTA charges set forth herein, as adjusted from time to time.

(2)  The right to be paid the total amounts shown on Attachment 2.

(3) The right, title and interest in and to all revenues, collections, claims, payments, money, or proceeds of or arising from the FTA charges, set forth herein.

(4) All rights to obtain adjustments to the FTA charges under the True-Up Mechanism.

These FTA charges, as adjusted from time to time, shall remain in place until the total amounts in Attachment 2 are paid in full to the owner of the transition property, or its assignee(s).

EFFECTIVE DATE
--------------

In accordance with Decision No. 97-09-057, these FTA charges shall be effective five business days after filed and will continue to be effective, unless they are changed by subsequent FTA Charge Issuance Advice Letter, or an FTA Charge True-Up Mechanism Advice Letter.

NOTICE
------

Copies of this filing are being furnished to the parties on the attached service list and to parties to A. 97-05-022. In accordance with Public Utilities Code
(S)491, notice
to the public is hereby given by filing and keeping this filing open for public inspection at the Company's corporate headquarters.

Enclosures

cc:  CPUC, SF - Attn: Paul Clanon, Energy Division
     CPUC, SF - Attn: Elena Schmid, ORA
     CPUC, SF - Attn: Juanita Porter, Energy Division

                                 ATTACHMENT 1
                    EXPECTED PRINCIPAL AMOUNT AMORTIZATION
                            SERIES ____, CLASS ____

                                 ATTACHMENT 2
         AMOUNTS RECEIVABLE AND EXPECTED PRINCIPAL AMOUNT AMORTIZATION

     The total amount payable to the owner of the transition property, or its assignee(s), pursuant to this advice letter is a $_____ principal amount, plus interest on such the principal amount, plus a $____ overcollateralization amount, plus other ongoing costs, to be obtained from FTA charges calculated in accordance with D.97-09-057.

     The FTA charges shall be adjusted from time to time, at least annually, via the FTA Charge True-Up Mechanism in accordance with D.97-09-057.

     The following amounts are scheduled to be paid by the Bond Trustee from FTA charges it has received. These payment amounts include principal plus interest, overcollateralization, and other ongoing costs.

Payment Date    Receipt Amount     Payment Amount    Outstanding Principal
------------    --------------     --------------    ---------------------
[date 1]        [$receipt 1]       [$payment 1]      [$outstanding principal 1]
      *               *                   *                     *
      *               *                   *                     *
      *               *                   *                     *
[date n]        [$receipt n]       [$payment n]      [$outstanding principal n]
                                                     [$0]